UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 22, 2023

SYLVAMO CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 001-40718

Delaware	86-2596371
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6077 Primacy Parkway, Memphis, Tennessee	38119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 519-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 per share par value	SLVM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

On February 22, 2023, Sylvamo Corporation (the “Company”) announced the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of the Company’s outstanding 7.000% Senior Secured Notes due 2029 (CUSIP Nos. 87133L AA8 and U7858L AA6 and ISIN Nos. US87133LAA89 and USU7858LAA62) (the “Notes”). The Company is also soliciting consents from holders of the Notes to amend certain provisions of the indenture with respect to the Notes (the “Consent Solicitation”). In connection with the Tender Offer and the Consent Solicitation, the Company is seeking to enter into a new senior secured term loan facility in an aggregate principal amount of $300 million. A copy of the press release announcing the Tender Offer and the Consent Solicitation, and which describes the Tender Offer and the Consent Solicitation in greater detail, is hereby incorporated by reference and attached hereto as Exhibit 99.1.

This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	News Release dated February 22, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Sylvamo Corporation

Date: February 22, 2023		/s/ Matthew L. Barron
	Name:	Matthew L. Barron
	Title:	Senior Vice President and General Counsel